Exhibit 107.1
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Compass Minerals International, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	750,000(2)	$43.49(3)	$32,617,500.00	$92.70 per $1,000,000	$3,023.64
Total Offering Amounts					$32,617,500.00		$3,023.64
Total Fee Offsets(4)
Net Fee Due							$3,023.64
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Compass Minerals International, Inc. (the “Company”) that become issuable under the Company’s 2020 Incentive Award Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents 750,000 additional shares of the Company’s Common Stock that became available for issuance on February 24, 2022 under the 2020 Plan, pursuant to the terms of the first amendment to the 2020 Plan.
(3)This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s Common Stock as reported on The New York Stock Exchange on June 8, 2022, which is $43.49.
(4)The Registrant does not have any fee offsets.